EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 9, 2011, with respect to the consolidated financial statements, schedule, and internal control over financial reporting, included in the Annual Report of Nathan’s Famous, Inc. on Form 10-K for the year ended March 27, 2011.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Nathan’s Famous, Inc. on Forms S-8 (File No. 33-72066, effective November 22, 1993, File No. 33-93396, effective June 8, 1995, File No. 333-86043, effective August 27, 1999, File No. 333-86195, effective August 30, 1999, File No. 333-92995, effective December 17, 1999, File No. 333-82760, effective February 14, 2002, File No. 333-101355, effective November 20, 2002 and File No. 333-155171, effective November 7, 2008).

/s/ Grant Thornton LLP
Melville, New York
June 9, 2011